Exhibit 99.1

Transcript of July 27, 2004 Earnings Conference Call Q&A.

Operator:	At this time I would like to remind everyone in order to ask a question please press the star then the 1 on your telephone keypad. Your first question comes from Joanne Henry of Fieldstone Research.

Michael LaVelle:	Good morning Joanne.

Joanne Henry:

Good morning and congratulations on the quarter.  Could you tell us a little bit more about the Fortune 500 wins and placement in terms of - a little bit more color on those contract extensions? I know you had talked about before - limited visibility.

Have you gotten - when you get staffing assignments are they a little longer term now or is it still pretty much quarter by quarter?

John Bamberger:

Joanne this is John - I don’t want to mention the companies’names but we’ve had a couple major customers of ours extend the life of a consultant from 16 to 24 months. We’ve just seen that in the last quarter.  Okay so that is very favorable to us.

We’ve also been successful in adding some major Fortune 500 customers to our - the ability to recruit and work for them. And so that’s what we were announcing. Those are pretty substantial.

And I think our track record is allowing us to add these people. We’re getting asked in a lot of cases to do this more and more. So for very very large companies. So I’m real bullish on that part.

Joanne Henry:

Good thanks I was - just what I was getting at is the extension and the visibility piece. And when you get those extended contracts do you need to give up on price to do that? Are you doing that on certification - being you know one of the fewer suppliers?  Or could you tell us about how you are getting those wins?

John Bamberger:	Well to get extensions to an existing contract you may have to do an auction - a reverse auction. And sometimes that rollup results in lower pricing. What’s happened though in the last quarter is we’ve seen kind of leveling off in pricing.

And customers are realizing that if we have to bid so low to win the contract those rates are not going to allow us to recruit good candidates in a little tighter market. And we’re seeing that. So we saw that in this quarter - just kind of level off. I’m not totally optimistic that it is over. But it has slowed down.

Joanne Henry:

And this is the second quarter that you’ve been saying that - right that you think the price - last time I think it was pretty much flat which was a change from falling (unintelligible). And so now you are saying just a slight up tick on your average prices. And is that true in the solutions as well as the staffing?

John Bamberger:

Well solutions got a little bit different in that I think we’ve been able to raise our rates a little bit in a few technologies.  Okay, not across the board. We’ve not seen that in staffing as you know.  But in solutions it’s becoming a tighter and tighter market. And we’re bullish about that.

Joanne Henry:

Okay good and just one last question on the same line - if you’re losing any of your Fortune 500 customers relationships that you’ve had for a long time.  I guess it could be SMB2 because they’ve got off shore. Now they have an off shore capability - I guess that is happening less. But have you had any losses that way. And then I’ll let others ask.

Michael Lavelle:

Joanne I think - you know probably in Fortune 500 companies all of them have some kind of off shore operations going on.  However our experience has been that as far as being a prime vendor to those companies that continues and it is growing. And so we see our business growing in those accounts.

So I’m sure that some of their business is going off shore but it really hasn’t - if it has impacted us we haven’t…

Joanne Henry:	So you’re not losing because of it.

Michael LaVelle:	Right.

Joanne Henry:	Okay thanks Mike.

Operator:	Our next question comes from Rick Dauteuil of Columbia Management.

Michael LaVelle:	Good morning Rick.

Rick Dauteuil:	Good morning I have a couple of questions. What were IBM revenues in the quarter?

David Steichen:	We don’t disclose individual client revenues.

Rick Dauteuil:	Okay I thought my recollection was last call we said they were around $10 million. But…

David Steichen:	No we’ve not disclosed that number historically.

Rick Dauteuil:

Okay unrelated I guess one of your major customers cut rates across the board to all of their vendors and - in the 5% range. When you made a reference to seeing turnover increase was that primarily that the issue or the driver of that turnover increase?

Michael LaVelle:

Rick you know we did have that experience that - with the rate cut. However - and we did experience you know some problems with it. But really not to a significant degree.  I mean it is always difficult.  So I think in the industry that certainly wasn’t a factor in our turnover numbers.

What we are seeing in the industry is just that as jobs pick up and its - people are hiring permanent employees - you know people are taking - there is more competition to the resources. So people are taking on jobs.

Rick Dauteuil:	You are saying more jobs are going in house and that is where you are losing.

Michael LaVelle:

Yes I think we are losing it to that. And there is some competition - you know the salaries in our marketplace have been stable or down for some time. So that is starting to change. And hopefully some reshuffling as that goes on. But the price cut that you’re talking about was not directly responsible for heavy turnover numbers.

Rick Dauteuil:	Okay one of your competitors suggested that they saw a flood of people leave on that kind of - on that being instituted.

Michael LaVelle:	Yes we didn’t have the same experience. We had probably some limited turnover but not any that we mentioned.

Rick Dauteuil:

Okay and then the last question relates to comments that Jeff mentioned on his role. And looking for accretive acquisitions - I’m curious with the balance sheet of all of $4 million or so in cash and a currency that we as long time shareholders really don’t think is appropriate to be used in acquisition i.e. your stock trading barely over book value.

How do you plan to execute on acquisitions in any meaningful manner with those two constraints.

Jeffrey Baker:

I think one of the things we’ve been focusing on here since I joined was on that exact issue that we’ve got to get a currency that we can do deals with.  We’ve been looking at a lot of measures of how we really improved the stock price to get us at a level where we’re comfortable doing accretive acquisitions.

Now there are a number of players out there that have the same issue we do that wouldn’t be as significant. But when you really start looking at hot technology and premium pricing it becomes very difficult to do those deals without some improvement in our currency. So that’s priority one is to get the currency in shape before we can do those.

Rick Dauteuil:

I mean it is sort of one - I’m not sure which comes first. You sort of have to deliver on the fundamentals in a more meaningful way than a couple of pennies a quarter in order to justify a stock significantly higher than the low 3s that you’re at now.

And we wouldn’t be in favor of a low 3 stock or for that matter probably anything close to that being used as purchase currency in an acquisition. I can tell you that.

Jeffrey Baker:

I agree with that comment. I think one, we will be focusing on the margins and two, we are focusing on doing and achieving growth - you know through the third type of deal I mentioned. These deals with clients which would really be we hope a way to actively boost those earnings faster.

By creating more meaningful margin and more sustainable growth you know in those larger more predictable accounts which will in turn you know drive the stock price up, which we will then be able to use for the other types of deals.

Rick Dauteuil:

I’m sorry I said that was the last question.  I might have missed it but was - there a comment here that suggested on the call - you talked about guidance where - did I miss that or - I apologize if I did.

David Steichen:	Yes I think - go ahead.

David Steichen:	We gave guidance for the third quarter of revenue between $86 and $88 million. And earnings of 3 to 4 cents per share.

Rick Dauteuil:	I apologize thank you.

Michael LaVelle:	Okay.

Operator:	Once again if you would like to ask a question please press star and the 1 on your telephone keypad. The next question comes from Richard Dearnley of Longport.

Michael LaVelle:	Good morning Richard.

Richard Dearnley:

Good morning would you elaborate on these deals with clients and accretive to both. Is this new to you? Or is this just the deeper relationships and everybody wins and it’s more predictable with a slight maybe price haircut?

Jeffrey Baker:

I think they are something that is new to Analysts but they’re not necessarily new in the larger scale type consulting environments where I come from.  Which is ways of dealing with clients - really higher up in the client organization than Analysts has dealt with traditionally. Which is finding ways to create value for both companies.

There are a number of case studies out there of companies who have done very creative deals around this - which you know are beneficial to both the client as well as the company. And has the effect of really boosting the earnings by having - obviously the earnings that accrue to the company.

But also create a more meaningful predictable income stream, which has beneficial effects on the stock price as well.

Richard Dearnley:	I see - okay thank you.

Operator:	At this time there are no further questions are there any closing remarks?

Michael LaVelle:	I just want to thank everybody for participating in the call this morning. And look forward to talking to you next quarter. Thanks good-bye.

Operator:	This concludes today’s Analysts International Second quarter results conference call. You may now disconnect.

END